Exhibit 99.1

Media Contact:	Lisa Evia	630-753-2704
Investor Contact:	Heather Kos	630-753-2406

NAVISTAR CURRENT IN ANNUAL FINANCIALS WITH 2007 FILING

WARRENVILLE, Ill. (May 29, 2008) Navistar International Corporation (Other OTC: NAVZ) filed its Form 10-K for the fiscal year ended October 31, 2007, with the Securities and Exchange Commission, bringing it current with its annual financial information.

“Last year served as a building block toward the future with strategic investments in product development, increased focus on operational efficiency and expansionary growth actions that pave the way for a solid 2008 and beyond,” said Daniel C. Ustian, Navistar chairman, president and chief executive officer.

As detailed in the second quarter operational update with analysts, Navistar expects to post record revenues in 2008 of more than $15 billion and manufacturing segment profit of nearly $1 billion.

Navistar reported net sales and revenue of $12.3 billion in 2007, when U.S. and Canada commercial industry volume dropped by 30 percent from the previous year. Despite the decline in revenue, the company achieved manufacturing segment profits of $426 million in 2007. The company reported net losses of $120 million, due in part to elevated expenses related to financial filings. Per share net loss was $1.70.

Navistar International Corporation (Other OTC: NAVZ) is a holding company whose wholly owned subsidiaries produce International® brand commercial and military trucks, MaxxForce™ brand diesel engines, IC brand school and commercial buses, and Workhorse brand chassis for motor homes and step vans. It also is a private-label designer and manufacturer of diesel engines for the pickup truck, van and SUV markets. The company also provides truck and diesel engine parts and service. Another affiliate offers financing services. Additional information is available at www.navistar.com.

SEC Regulation G

The below non-GAAP financial measures are unaudited and reflect a 2007 change in segment reporting methodology. This is not in accordance with, or an alternative for, U.S. generally accepted accounting principles (GAAP). The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. However, we believe that non-GAAP reporting, giving effect to the adjustments shown in the reconciliation below, provides meaningful information and therefore we use it to supplement our GAAP reporting by identifying items that may not be related to the core manufacturing business. Management often uses this information to assess and measure the performance of our operating segments. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the below reconciliations, and to provide an additional measure of performance.

	Audited	Preliminary and Unaudited
	FY 2007 ($ Billions)	Full Year FY 2008 ($ Billions)
Revenues	$12.3	$15+

	($Millions)	($Millions)
Manufacturing Segment Profit	$426	$1,000	950
Corporate Items	$(431)	$(420)	$(460)
Interest Expense	$(196)	$(140)	$(160)
Financial Services Profit	$128	$70	$50
Subtotal – Below the line range:	$(499)	$(490)	$(570)

Consolidated Income (Loss) Before Income Tax	$(73)	$510	$380

Forward Looking Statements

Information provided and statements contained in this report that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this report and the company assumes no obligation to update the information included in this report. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties and assumptions, including the risk of continued delay in the completion of our financial statements and the consequences thereof, the availability of funds, either through cash on hand or the company’s other liquidity sources, to repay any amounts due should any of the company’s debt become accelerated, and decisions by suppliers and other vendors to restrict or eliminate customary trade and other credit terms for the company’s future orders and other services, which would require the company to pay cash and which could have a material adverse effect on the company’s liquidity position and financial condition. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. For a further description of these factors, see Item 1A. Risk Factors of our Form 10-K for the fiscal year ended October 31, 2007, which was filed on May 29, 2008.